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Contact:
                                    Martin A. Lynch
                                    (323) 869-7746

                                    marty.lynch@smartandfinal.com
                                    -----------------------------

                                    Lisa van Velthuyzen
                                    (323) 869-7608
                                    lisa.van-velthuyzen@smartandfinal.com
                                    -------------------------------------


                     SMART & FINAL ANNOUNCES RETIREMENT OF

                    MARTIN A. LYNCH, CHIEF FINANCIAL OFFICER

                        Richard N. Phegley Named New CFO

     LOS ANGELES, CA, April 5, 2001 - Smart & Final Inc. (NYSE - SMF) today announced the planned retirement of Martin A. Lynch, its executive vice president and chief financial officer. Lynch, 63, will retire at the end of May 2001 after 12 years of company service.

     Succeeding Lynch as chief financial officer will be Richard N. Phegley, currently the company's vice president and treasurer. Phegley, 45, joined Smart & Final in 1996.

     Ross Roeder, chairman and chief executive officer, stated, "Marty Lynch has been integral to the growth and success of Smart & Final throughout its history as a public company, both as our chief financial officer and as a business leader. I respect Marty's decision to retire from active management and I'm delighted to announce Rick Phegley as his successor. In the past five years, Rick has been instrumental to our improving financial strength and a key member of our executive management team."

     Prior to joining Smart & Final in 1989, Lynch was chief financial officer of San Francisco-based Duty Free Shoppers Group, Ltd. and Los Angeles-based Tiger International Inc. Following his retirement in May 2001, Lynch will continue to serve as a consultant to Smart & Final for two years, on strategic and financial projects.


                                     -more-
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     Page 2

Smart & Final Chief Financial Officer

     Phegley joined Smart & Final as vice president & treasurer in 1996 following a 17-year career with Los Angeles-based Atlantic Richfield Company (ARCO) where he served in senior treasury, strategic planning, and financial management positions. He holds a masters in business administration degree from the University of Southern California and a bachelors degree from Humboldt State University. A native of California, Phegley resides in Pasadena with his wife and son.

     Phegley will become Smart & Final's chief financial officer following the company's annual meeting on May 23, 2001.


     Smart & Final Inc. operates 225 stores in California, Oregon, Washington, Florida, Arizona, Nevada, Idaho and northern Mexico. The Company also operates two foodservice distribution companies in northern California and Florida.
Sales for fiscal year 2000 were $1.9 billion. Founded in 1871 in Los Angeles, Smart & Final is celebrating its 130th year of providing customers with professional quality food and supplies. For more information, visit the Company's website at www.smartandfinal.com.
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     The statements in this press release concerning management's expectations constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties including the sensitivity of the Company's business to economic conditions, the highly competitive markets in which the Company operates, and other risks disclosed in the Company's periodic reports filed with the Securities and Exchange Commission.

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EDITOR'S NOTE:
A JPEG-photo image of Phegley is available at www.smartandfinal.com/phegley.jpg